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Pursuant to Rule 424(b)(3)
File No. 333-108008

FOURTH SUPPLEMENT TO PROSPECTUS
DATED SEPTEMBER 26, 2003

AMYLIN PHARMACEUTICALS, INC.

$175,000,000 2.25% CONVERTIBLE SENIOR NOTES DUE JUNE 30, 2008
AND 5,377,155 SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE NOTES

        The Prospectus, dated September 26, 2003, as supplemented by the Supplement to Prospectus dated October 28, 2003, the Second Supplement to Prospectus dated December 5, 2003 and the Third Supplement to Prospectus dated July 23, 2004, is hereby further supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on pages 44-48 of the Prospectus.

The date of this Fourth Supplement to Prospectus is December 17, 2004.

SELLING SECURITYHOLDERS

        We originally issued the notes to the initial purchasers, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated, in a private placement in June 2003 and in connection with the exercise in full by the initial purchasers of their option to purchase additional notes in July 2003. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

        The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

        The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 30.7266 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of September 23, 2003. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of September 23, 2003, we had $175,000,000 in principal amount of the notes and 93,381,002 shares of common stock outstanding.

        Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

        Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act of 1940, or a subsidiary thereof.

        In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

	Principal Amount of Notes Beneficially Owned and Offered				Common Stock Owned Upon Completion of the Offering
			Shares of Common Stock Beneficially Owned Before the Offering(1)
				Conversion Shares of Common Stock Offered
Name		Percentage of Notes Outstanding			Number of Shares	Percentage
Topanga XI(2)	$1,543,000	*	—	47,411	—	*
ING Convertible Fund	$990,000	*	—	32,399	—	*
ING VP Convertible Portfolio	$10,000	*	—	307	—	*
Peoples Benefit Life Insurance Company Teamsters	$1,000,000	*	—	30,727	—	*
St. Albans Partners Ltd.	$4,000,000	2.3%	—	122,906	—	*
Yield Strategies Fund I, L.P.	$3,500,000	2.0%	—	107,543	—	*
Yield Strategies Fund II, L.P.	$3,500,000	2.0%	—	107,543	—	*
Putnam Convertible Income — Growth Trust(3)	$4,500,000	2.6%	—	138,270	—	*
Hourglass Master Fund, Ltd.(4)	$9,000,000	5.1%	—	276,539	—	*
Ritchie Beech Trading, Ltd.(4)	$850,000	*	—	26,118	—	*
ARBCO Associates, L.P.(5)	$250,000	*	—	7,682	—	*
Kayne Anderson Income Partners, L.P.(5)	$70,000	*	—	2,151	—	*
Farbitrage Partners(5)	$250,000	*	—	7,682	—	*
Kayne Anderson Capital Income Partners (Q.P.), L.P.(5)	$430,000	*	—	13,212	—	*
Wolverine Asset Management, LLC(6)	$3,207,000	1.8%	—	98,540	—	*
Xavex Convertible Arbitrage #5(7)	$1,000,000	*	—	30,727	—	*
Guggenheim Portfolio Co. XV, LLC(7)	$1,000,000	*	—	30,727	—	*
RCG Latitude Master Fund, Ltd.(8)	$7,525,000	4.3%	—	231,218	—	*
Ramius Capital Group, LLC(8)	$1,000,000	*	—	30,727	—	*
Ramius Partners II, L.P.(8)	$250,000	*	—	7,682	—	*
RCG Multi Strategy Master Fund, Ltd.(8)	$1,000,000	*	—	30,727	—	*
Ramius Master Fund, Ltd.(8)	$7,525,000	4.3%	—	231,218	—	*
Ramius, L.P.(8)	$100,000	*	—	3,073	—	*
RCG Baldwin, L.P.(8)	$600,000	*	—	18,436	—	*
Wilmington Trust Co. as owner and trustee for the Forrestal Funding Master Trust(9)	$15,000,000	8.6%	—	460,899	—	*
Xavex Convertible Arbitrage 10 Fund(10)	$100,000	*	—	3,073	—	*
Argent Classic Convertible Arbitrage Fund L.P.(10)	$1,200,000	*	—	36,872	—	*
Helix Convertible Arbitrage Global Master Fund L.P.(11)	$1,000,000	*	—	30,727	—	*
Associated Electric & Gas Insurance Services Limited(12)	$200,000	*	—	6,145	—	*

CNH CA Master Account, L.P.(13)	$2,000,000	1.1%	—	61,453	—	*
CFFX, LLC(14)	$3,500,000	2.0%	—	107,543		*
Wachovia Bank National Association	$17,000,000	9.7%	—	522,352	—	*
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	$2,000,000	1.1%	—	61,453	—	*
Argent Classic Convertible Arbitrage Fund II L.P.(10)	$400,000	*	—	12,291	—	*
KBC Financial Products (Cayman Islands) Ltd.(15)	$4,000,000	2.3%	—	122,906	—	*
JP Morgan Securities Inc.(16)	$5,000,000	2.9%	—	153,633	—	*
Deutsche Bank AG London(17)	$23,350,000	13.3%	—	717,466	—	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(18)	$3,800,000	2.2%	—	116,761	—	*
Highbridge International LLC(19)	$30,000,000	17.1%	—	921,798	—	*
Goldman Sachs & Co.(20)	$1,079,000	*	30,166	33,154	30,166	*
Alexandria Global Master Fund Ltd.(21)	$3,000,000	1.7%	—	92,180	—	*

*
Less than one percent

(1)
Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)
Topanga XI is an affiliate of Banc of America Securities, LLC, a registered broker-dealer. Topanga XI has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(3)
Putnam Convertible Income—Growth Trust is an affiliate of Putnam Retail Management Limited Partnership, a registered broker-dealer. Putnam Convertible Income—Growth Trust has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(4)
John Barton is the managing member of Tablerock Fund Management, LLC, which serves as investment manager to Hourglass Master Fund, Ltd. and Ritchie Beech Trading, Ltd. Mr. Barton has sole voting and dispositive power over the notes held by Hourglass Master Fund, Ltd. and Ritchie Beech Trading, Ltd.

(5)
Richard A. Kayne is the managing partner of Kayne Anderson Capital Advisors, L.P., which is the general partner of ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. Mr. Kayne has sole voting and dispositive power over the notes held by ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. are affiliates of KA Associates, Inc., a registered broker-dealer. ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(6)
Robert Bellick, Chris Gust and Eric Henschel share voting and dispositive power over the notes held by Wolverine Asset Management, LLC. Wolverine Asset Management, LLC is an affiliate of Wolverine Trading, LLC, a registered broker-dealer. Wolverine Asset Management, LLC has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(7)
Alex Adair is portfolio manager for Xavex Convertible Arbitrage #5 and Guggenheim Portfolio Co. XV, LLC. Mr. Adair has sole voting and dispositive power over the notes held by Xavex Convertible Arbitrage #5 and Guggenheim Portfolio Co. XV, LLC.

(8)
Alex Adair is portfolio manager for RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius, L.P. and RCG Baldwin, L.P. Mr. Adair has sole voting and dispositive power over the notes held by RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius, L.P. and RCG Baldwin, L.P. RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius, L.P. and RCG Baldwin, L.P. are affiliates of Ramius Securities, LLC, a registered broker-dealer. RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius, L.P. and RCG Baldwin, L.P. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(9)
Mark Kay Pupillo, as the trustee of Wilmington Trust Co., has sole voting and dispositive power over the notes held by Wilmington Trust Co. as owner and trustee for the Forrestal Funding Master Trust.

(10)
Bruce McMahan, Saul Schwartzman and John Gordon share voting and dispositive power over the notes held by Xavex Convertible Arbitrage 10 Fund, Argent Classic Convertible Arbitrage Fund L.P. and Argent Classic Convertible Arbitrage Fund II L.P.

(11)
Marko Budgyk and Bruce Elliot are managing directors of Helix Investment Partners, LLC, which serves as investment advisor to Helix Convertible Arbitrage Global Master Fund L.P. Mr. Budgyk and Mr. Elliot are also directors of Helix Investment Partners Cayman III Ltd., which is the general partner of Helix Convertible Arbitrage Global Master Fund L.P. Mr. Budgyk and Mr. Elliot share voting and dispositive power over the notes held by Helix Convertible Arbitrage Global Master Fund L.P.

(12)
Nick Calamos is the Chief Investment Officer and Head of Investments of Calamos Asset Management, which serves as investment advisor to Associated Electric & Gas Insurance Services Limited. Mr. Calamos has sole voting and dispositive power over the notes held by Associated Electric & Gas Insurance Services Limited.

(13)
Robert Krail, Mark Mitchell and Todd Pulvino are investment principals of CNH Partners, LLC, which serves as investment advisor to CNH CA Master Account, L.P. Mr. Krail, Mr. Mitchell and Mr. Pulvino share voting and dispositive power over the notes held by CNH CA Master Account, L.P.

(14)
Ilan Huberman has sole voting and dispositive power over the notes held by CFFX, LLC. CFFX, LLC is an affiliate of CFBD I, a registered broker-dealer. CFFX, LLC has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(15)
Ivan Rehder is the managing director of KBC Financial Products (Cayman Islands) Ltd. Mr. Rehder has sole voting and dispositive power over the notes held by KBC Financial Products (Cayman Islands) Ltd. KBC Financial Products (Cayman Islands) Ltd. is an affiliate of KBC Financial Products USA Inc., a registered broker-dealer. KBC Financial Products (Cayman Islands) Ltd. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(16)
JP Morgan Securities Inc. is a registered broker-dealer. JP Morgan Securities Inc. has represented to us that they did not receive the notes held by them as compensation for underwriting activities.

(17)
Deutsche Bank AG London is a registered broker-dealer. Deutsche Bank AG London has represented to us that they did not receive the notes held by them as compensation for underwriting activities.

(18)
Henry Cox and Thomas Marshall share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.

(19)
Glenn Dubin and Henry Swieca are principals of Highbridge Capital Management, which serves as investment advisor to Highbridge International LLC. Mr. Dubin and Mr. Swieca share voting and dispositive power over the notes held by Highbridge International LLC. Highbridge International LLC is an affiliate of Highbridge Capital Corp., a registered broker-dealer. Highbridge International LLC has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(20)
Goldman Sachs & Co. is a registered broker-dealer. Goldman Sachs & Co. has represented to us that they did not receive the notes held by them as compensation for underwriting activities.

(21)
Alexandra Investment Management, LLC, a Delaware limited liability company, or Alexandra, serves as investment adviser to Alexandria Global Master Fund Ltd. By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the notes stated as beneficially owned by Alexandria Global Master Fund Ltd. Alexandra disclaims beneficial ownership of such notes. Messrs. Mikhail A. Filimonov, or Filimonov, and Dimitri Sogoloff, or Sogoloff, are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power or investment control over the notes stated as beneficially owned by Alexandria Global Master Fund Ltd. Filimonov and Sogoloff disclaim beneficial ownership of such notes.

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FOURTH SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 26, 2003
SELLING SECURITYHOLDERS